FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055
SELECT MEDICAL HOLDINGS CORPORATION ELECTS TO PROCEED
WITH PRIVATE OFFERING OF SENIOR FLOATING RATE NOTES
     MECHANICSBURG, PENNSYLVANIA — September 16, 2005 — Select Medical Holdings Corporation (“Holdings”), the parent company of Select Medical Corporation (“Select”), today announced that it has entered into an agreement to privately sell $175 million aggregate principal amount of senior floating rate notes due 2015, which will bear interest at a rate per annum, reset semi-annually, equal to the 6-month LIBOR plus 5.75%. The floating rate notes will be general unsecured obligations of Holdings and will not be guaranteed by Select or its subsidiaries. The floating rate notes are expected to be issued and sold in a private offering to institutional investors pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The consummation of the offering is subject to customary closing conditions and Select’s obtaining an amendment to its credit facility to permit the transaction.
     The net proceeds of the issuance of the floating rate notes, together with cash on hand of Select, will be used to reduce the amount of Holdings’ preferred stock, to make a payment to participants in Holdings’ long-term cash incentive plan, and to pay related fees and expenses.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. Select is offering the notes in reliance upon exemptions from registration under the Securities Act of 1933 for offers and sales of securities that do not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.